Exhibit 10.1

CONFIDENTIAL	EXECUTION COPY

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

THE GENERAL HOSPITAL CORPORATION

EXCLUSIVE PATENT LICENSE AGREEMENT

MGH Agreement No: A224596

MGH Case Nos: [**]

This License Agreement (“Agreement”) is made as of the 2nd day of August, 2016 (“Effective Date”), by and between Editas Medicine, Inc., a Delaware corporation, with its principal place of business located at 300 Third Street, Cambridge, MA 02142 (“Company”), and The General Hospital Corporation, d/b/a Massachusetts General Hospital, a not-for-profit Massachusetts corporation, with a principal place of business at 55 Fruit Street, Boston, Massachusetts 02114 (“Hospital”), each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Hospital, as a center for patient care, research and education, is the owner of certain Patent Rights and Technological Information (defined below) and desires to grant a license of those Patent Rights and Technological Information to Company in order to benefit the public by disseminating the results of its research via the commercial development, manufacture, distribution and use of Product and Process (defined below).

Company has the capability to commercially develop, manufacture, distribute and use Product and Process for public use and benefit and desires to license such Patent Rights and Technological Information.

For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.  CERTAIN DEFINITIONS

As used in Agreement, the following terms shall have the following meanings, unless the context requires otherwise.

1.1       “2014 License Agreement” means the Exclusive Patent License Agreement between Company and Hospital dated the 29th of August, 2014.

1.2       “Affiliate” with respect to either Party shall mean any corporation or other legal entity other than that Party in whatever country organized, controlling, controlled by or under common control with that Party.  The term “control” shall mean (i) in the case of Company, direct or indirect ownership of fifty percent (50%) or more of the voting securities having the right to elect directors, and (ii) in the case of Hospital, the power, direct or indirect, to elect or appoint fifty percent (50%) or more of the directors or trustees, or to cause direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

1.3       “Agriculture” shall mean (i) plants, fungi, and algae, including the microbiome for said plants, fungi and algae, propagated, cultivated or grown for food, material, clothing, livestock fodder, biofuel, ornamentals, medicine or other purpose and (ii) animals created, bred or raised for human consumption.

1.4       “Asset Sale” means the sale, lease, transfer or exclusive license of all or substantially all of the assets of Company to another entity that is not an Affiliate of Company.

1.5       “Average Market Capitalization” means the result of (i) sum of the Market Capitalizations on each Trading Day during a specified period of time divided by (ii) the number of Trading Days during such specified period of time.

1.6       “Claim” shall mean any pending or issued and unexpired claim of any Patent Right that has not been (i) permanently revoked, nor held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is unappealable, or unappealed in the time allowed for appeal, (ii) disclaimed or rendered unenforceable through disclaimer or otherwise, or (iii) abandoned.

1.7       “Common Stock” means the common stock, par value $0.0001 per share, of Company.

1.8       “Company Sale Date” means the date of closing of an Asset Sale or Merger.

1.9       “CRISPR” shall mean clustered regularly interspaced short palindromic repeats.

1.10     “Distributor” shall mean any third party entity to whom Company, a Company Affiliate or a Sublicensee has granted, express or implied, the right to distribute any Product or Process pursuant to Section 2.1(b)(ii).

1.11     “Election Date” shall have the meaning set forth in Section 4.6(d).

1.12     “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13     “Expiration Date” shall have the meaning set forth in Section 10.1.

1.14     “FDA” shall mean the United States Food and Drug Administration or foreign equivalent.

1.15     “Field” shall mean the prevention and treatment of human diseases and the prevention and treatment of animal diseases.  Specifically excluded from the Field are all use(s) of Product and/or Process for (i) clinical diagnostic assay and (ii) Agriculture.

1.16     “First Commercial Sale” shall mean the initial Sale anywhere in the applicable License Territory of a Product or Process after receipt of all applicable regulatory approvals, including pricing approvals, in the country in which such Product or Process is Sold.

1.17     “GAAP” means generally accepted accounting principles.

1.18     “IND” shall mean Investigational New Drug Application or foreign equivalent.

1.19     “License Territory” shall mean worldwide.

1.20     “Market Capitalization” means, with respect to a particular date, the [**] share price of Common Stock on such date multiplied by the number of shares of Common Stock outstanding used to calculate earnings per share in accordance with GAAP as set forth in Company’s [**].

1.21     “Merger” means the merger or consolidation of Company with or into another entity (other than a merger with or into an Affiliate of Company or in which the pre-merger stockholders of Company own, immediately after such transaction, a majority of the total voting power represented by the outstanding voting securities of the surviving entity).

1.22     “Net Sales” shall be calculated as set forth in this Section 1.22.

(a)       Subject to the conditions set forth below, “Net Sales” shall mean:

(i)the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes;

(ii)less the following amounts:

(A)       to the extent actually allowed or paid as shown in documentation by Company, its Affiliates or its Sublicensees in effecting such Sale:

1.amounts repaid or credited by reason of rejection, return or recall of Products or Processes;

2.commercially reasonable trade, quantity or cash rebates or discounts to the extent taken;

3.commercially reasonable allowances for non-collectible receivables;

4.amounts for outbound transportation, insurance, packaging, handling and shipping, but only to the extent separately invoiced in a manner that clearly specifies the charges applicable to the applicable Products or Processes; and

5.taxes, customs duties and other governmental charges levied on or measured by production, Sale, transportation, or delivery of Products or Processes, to the extent separately stated on purchase orders, invoices or other documents of sale that are paid by or on behalf of

Company, its Affiliates or its Sublicensees, but not franchise or income taxes of any kind whatsoever.

(B)       the gross amount billed or invoiced, or if no such bill or invoice is issued the amount received, whichever is greatest, by Company and its Affiliates and Sublicensees for or on account of Sales of Products and Processes to Hospital and Hospital’s Affiliates.

(b)       Specifically excluded from the definition of “Net Sales” are amounts attributable to any Sale of any Product or Process between or among Company and any Company Affiliate and/or Sublicensee, unless the transferee is the end purchaser, user or consumer of such Product or Process.

(c)       Net Sales shall not include (a) sales or other transfers of any Product or Process used for clinical trials or other research on such Product or Process or (b) commercially reasonable donations of any Product or Process for charity or compassionate use for which Company or its Affiliate or Sublicensee making such donation does not receive consideration.

(d)       No deductions shall be made for any commissions paid to any individuals or for any costs or expenses of collections.

(e)       Net Sales shall be deemed to have occurred and the applicable Product or Process “Sold” on the date of billing or invoicing, or if no such bill or invoice is issued, the date of payment.

(f)       If any Product or Process is Sold (i) in a product or transaction bundle that includes cash consideration that is not included in or provided for in the calculation of Net Sales with respect to such transaction and at a discounted price that is lower than the customary price charged or (ii) for non-cash consideration (whether or not at a discount), Net Sales shall be calculated based on the average non-discounted cash amount charged to independent third parties for the Product or Process during the same Reporting Period or, in the absence of such transactions, on the fair market value of the Product or Process assuming an arm’s length transaction made in the ordinary course of business.

1.23     “NDA” shall mean a New Drug Application or foreign equivalent.

1.24     “Patent Rights” shall mean, inclusively, any patent or patent application listed in Appendix A and/or the equivalent of such application including any division, continuation, continuation-in-part (but only to the extent of claims directed to the subject matter claimed in the parent application), substitutes, counterparts and/or any foreign equivalents thereof filed in any country, Letters Patent, and/or the equivalent thereof issuing thereon, and/or reissue, reexamination or extension thereof.

1.25     “Payment Date” shall have the meaning set forth in Section 4.6(d).

1.26     “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading, which, as of the Effective Date is the NASDAQ Global Select Market.

1.27     “Process” shall mean any process, method or service the use or performance of which, in whole or in part:

(a)       absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)       employs, incorporates, is based upon, or is derived from Technological Information.

1.28     “Product” shall mean any article, device or composition, the manufacture, use, or sale of which, in whole or in part:

(a)       absent the license granted hereunder would infringe, or is covered by, one or more Claims of Patent Rights; or

(b)       employs, incorporates, is based upon, or is derived from Technological Information.

1.29     “Public Company” means an issuer of Public Securities.

1.30     “Public Securities” means securities registered under the Securities Act that are listed on a national securities exchange registered under the Exchange Act or if not listed on a national securities exchange registered under the Exchange Act, quoted on NASDAQ, OTCQB or other similar quotation system.

1.31     “Record Retention Period” means [**] years following the end of the calendar year to which a record pertains.

1.32     “Reporting Period” shall mean each three-month period ending March 31, June 30, September 30 and December 31.

1.33     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.34     “Sell” (and “Sale” and “Sold” as the case may be) shall mean to sell or have sold, to lease or have leased, to import or have imported, to export or have exported or otherwise to transfer or have transferred a Product or Process for valuable consideration (in the form of cash or otherwise), and further in the case of a Process to use or perform such Process for the benefit of a third party.

1.35     “Sublicensee” shall mean any sublicensee of rights granted in accordance with Section 2.1(a)(iii).  For purpose of this Agreement, a Distributor of a Product or Process shall not be included in the definition of Sublicensee unless such Distributor (i) is granted any right to make, have made, use or have used Products or Processes in accordance with Section 2.1(a)(iii), or (ii) has agreed to pay to Company or its Affiliate(s) royalties on such Distributor’s sales of Products or Processes, in which case such Distributor shall be a Sublicensee for all purposes of Agreement.

1.36     “Subsequent Shares” shall have the meaning set forth in Section 4.6(d).

1.37     “Success Payment” shall have the meaning set forth in Section 4.6(b).

1.38     “Success Payment Period” means the period that [**].

1.39     “Technological Information” shall mean research data, designs, formulae, process information and other information pertaining to the invention(s) described in Patent Rights which is created by [**] and owned by Hospital and is not confidential information of, or otherwise obligated to, any third party and which [**] knows as of the Effective Date and reasonably believes is necessary in order for Company to utilize the licenses granted hereunder, as further described in Appendix B.  Company agrees to treat all Technological Information in accordance with the provisions of Appendix D.

1.40     “Trading Day”  means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over‑the‑counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over‑the‑counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices).

1.41     “Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

1.42     “Trigger Date”  means the [**].

1.43     “Value Trigger”  shall have the meaning set forth in Section 4.6(b).

ARTICLE 2.  LICENSE

2.1       Grant of License.

(a)       Subject to the terms of Agreement and Hospital’s rights in Patent Rights, Hospital hereby grants to Company in the License Territory:

(i)an exclusive, royalty-bearing license, sublicensable in accordance with Section 2.1(a)(iii), under Hospital’s rights in Patent Rights to make, have made, use, have used, Sell, offer for Sale and have Sold Products and/or Processes in the License Territory in the Field;

(ii)a non-exclusive, royalty-bearing license, sublicensable in accordance with Section 2.1(a)(iii), to use Technological Information to make, have made, use, have used, Sell, offer for Sale and have Sold Products and/or Processes in the License Territory in the Field; and

(iii)the right to grant sublicenses under the rights granted in Section 2.1(a)(i) and 2.1(a)(ii) to a Sublicensee, provided that in each case Company shall be responsible for the performance of any obligations of Sublicensee relevant to Agreement as if such performance were carried out by Company itself, including, without limitation, the payment of any royalties or other payments provided for hereunder, regardless of whether the terms of any sublicense provide for such amounts to be paid by the Sublicensee directly to Hospital.

(b)       The license granted in Section 2.1(a) above includes:

(i)the right to grant to the final purchaser, user, or consumer of Product or Process the right to use such purchased Product or Process in a method coming within the scope of Patent Rights within the License Territory; and

(ii)the right to grant a Distributor the right to Sell (but not to make, have made, use or have used) such Product and/or Process for or on behalf of Company, its Affiliate or its Sublicensee in a manner consistent with Agreement.

(c)       The foregoing license grant shall include the grant of such license to any Company Affiliate, provided that such Affiliate shall assume the same obligations as those of Company hereunder and be subject to the same terms and conditions hereunder; and further provided that Company shall be responsible for the performance of all of such obligations and for compliance with all of such terms and conditions by such Affiliate.  Company shall provide to Hospital a fully signed, non-redacted copy of each agreement with each Affiliate that assumes the aforesaid obligations, including all exhibits, attachments and amendments and any related documents that alter, amend or otherwise modify such Affiliate’s assumption of such obligations, within [**] days of request by Hospital.

2.2       Right to Subcontract.  If Company desires to exercise any of the rights or obligations that Company may have under Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf, Company shall be entitled to do so, provided that (a) such contract service providers obtain no rights in or to Patent Rights or Technological Information, (b) any subcontract granted or entered into by Company as contemplated by this Section 2 of the exercise or performance of all or any portion of the rights or obligations that Company may have under Agreement shall not relieve Company from any of its obligations under Agreement, (c) any act or omission by a subcontractor of Company shall be deemed an act or omission by Company hereunder and (d) Company shall be responsible for each of its subcontractors complying with all obligations of Company under Agreement (including without limitation all restrictions placed on Company herein).

2.3       Sublicenses.  Company may, without Hospital’s prior written approval, enter into sublicense agreements, and Company shall provide to Hospital a fully signed non-redacted copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and amendments, and any related documents that alter, amend or otherwise modify the rights or obligations of the Sublicensee under such sublicense agreement, within [**] days of executing the same; provided,  however, that Company may redact from such copy (a) the identity of a genomic target selected for research, development or commercialization under the sublicense and (b) other proprietary non-public technical information of Company or Sublicensee.  Each sublicense granted hereunder shall be consistent with and comply with all terms of Agreement, shall incorporate terms and conditions sufficient to enable Company to comply with Agreement, shall prohibit any further sublicense or assignment by a Sublicensee without Hospital’s prior written consent (except that a Sublicensee may assign the applicable sublicense without Hospital consent to the same extent Company may assign Agreement under Section 12.5) and shall provide that Hospital is a third party beneficiary for the purpose of enforcing all patent challenge, indemnification and insurance provisions of such sublicense.  Upon termination of Agreement or any license granted hereunder for any reason, any sublicenses shall be addressed in accordance with Section 10.8.  Any sublicense which is not in accordance with the foregoing provisions shall be null and void.  Hospital shall have the right to require Company to obtain Hospital’s prior written approval for Company to enter all subsequent sublicenses if Hospital determines Company has materially failed to comply with the sublicensing provisions of Agreement and has not cured such non-compliance within [**] days after notice by Hospital.

2.4       Retained Rights; Requirements.  Any and all licenses granted hereunder are subject to:

(a)       the right of Hospital and Hospital’s Affiliates and academic, government and not-for-profit institutions to make and to use the subject matter described and/or claimed in Patent Rights for research and educational purposes; and

(b)       for Patent Rights supported by federal funding, the rights, conditions and limitations imposed by U.S. law (see 35 U.S.C. § 202 et seq. and regulations pertaining thereto), including without limitation:

(i)the royalty-free non-exclusive license granted to the U.S. government; and

(ii)the requirement that any Products used or sold in the United States shall be manufactured substantially in the United States.

2.5       No Additional Rights.  It is understood that nothing in Agreement shall be construed to grant Company or any of its Affiliates a license, express or implied, under any patent owned solely or jointly by Hospital other than Patent Rights expressly licensed hereunder.  Hospital shall have the right to license any Patent Rights to any other party for any purpose outside of the Field or the License Territory.

2.6       Disclosure of Technological Information.  At Company’s request prior to execution of Agreement, Hospital (through [**]) shall use reasonable efforts to disclose in confidence within [**] days and not more than [**] days after execution of Agreement the Technological Information licensed hereunder.

ARTICLE 3.  DUE DILIGENCE OBLIGATIONS

3.1       Diligence Requirements.  Company shall use, and shall cause its Affiliates and Sublicensee, as applicable, to use, commercially reasonable efforts to research, develop and make available to the public Product and Process in the License Territory in the Field.  Such efforts shall include achieving the following objectives within the time periods designated below following the Effective Date:

(a)       within [**] months of Effective Date and within [**] days after the [**] thereafter commencing after the Effective Date until the [**] anniversary of the Effective Date and within [**] days after the [**] of the Effective Date, Company will [**];  provided that [**];

(b)       within [**] years of Effective Date, Company will [**];

(c)       within [**] years of Effective Date, Company will [**];

(d)       within [**] years of Effective Date, Company will [**]; and

(e)       within [**] years of Effective Date, Company will [**].

Achievement of the foregoing objectives shall be deemed to satisfy Company’s obligations to use commercially reasonable efforts under this Section 3.1.

3.2       Diligence Failures.  If Hospital determines that Company has failed to fulfill any of its obligations under Section 3.1, then Hospital may treat such failure as a default and may terminate Agreement and/or any license granted hereunder in accordance with Section 10.4.

3.3       Diligence Reports.  Company shall provide all reports with respect to its obligations under Section 3.1 as set forth in Section 5.

ARTICLE 4.  PAYMENTS, ROYALTIES, AND EQUITY

4.1       License Issue Fee.  Company shall pay Hospital a non-refundable license issue fee in the amount of seven hundred fifty thousand dollars ($750,000) within [**] days after execution of Agreement.

4.2       Patent Cost Reimbursement.  Company shall reimburse Hospital for all past patent costs and future reasonable, out-of-pocket costs associated with the preparation, filing, prosecution and maintenance of all Patent Rights (“Patent Costs”).  As of the Effective Date, Hospital has

incurred approximately [**] dollars ($[**]) in Patent Costs, which amount Company shall pay to Hospital within [**] days after the Effective Date.  Company shall pay to Hospital, or at Hospital’s request directly to patent counsel, all other Patent Costs within [**] days of Company’s receipt of an invoice for such Patent Costs either from Hospital or Hospital’s patent counsel.  Company agrees to indemnify, defend and hold Hospital harmless from and against any and all liabilities, damages, costs and expenses arising from the failure of Company to timely pay such invoices and Patent Costs.  Hospital shall instruct patent counsel to provide copies to Hospital for Hospital’s administrative files of all invoices detailing Patent Costs which are sent directly to Company.  If Company pays any Patent Costs directly, Company shall advise patent counsel that Hospital is and shall remain patent counsel’s client.

4.3       Annual License Fee; Annual Minimum Royalty.  Company shall pay to Hospital a non-refundable annual license fee of (a) [**] dollars ($[**]) on the second anniversary of the Effective Date and each subsequent anniversary of the Effective Date until and including the [**] anniversary of the Effective Date and (b) [**] dollars ($[**]) on the [**] anniversary of the Effective Date and each subsequent anniversary of the Effective Date until the Expiration Date.  Each annual license fee set forth in this Section 4.3 is creditable against royalties payable under Section 4.5 in the same calendar year in which the anniversary of the Effective Date giving rise to the payment of such annual license fee occurs.

4.4       Milestone Payments.  In addition to the payments set forth in Sections 4.1 through 4.3 above, Company shall pay Hospital milestone payments within the scope of Field within [**] days after achievement of the following milestones:

(a)       a one-time payment of [**] dollars ($[**]) upon the [**];

(b)       a one-time payment of [**] dollars ($[**]) upon the [**];

(c)       [**] dollars ($[**]) upon the [**];

(d)       [**] dollars ($[**]) upon the [**];

(e)       [**] dollars ($[**]) upon [**] and [**] dollars ($[**]) upon [**];

(f)       [**] dollars ($[**]) upon [**] and [**] dollars ($[**]) upon [**];

(g)       a one-time payment of [**] dollars ($[**]) when total Net Sales of Product or Process in any calendar year reach [**] dollars ($[**]);

(h)       a one-time payment of [**] dollars ($[**]) when total Net Sales of Product or Process in any calendar year reach [**] dollars ($[**]); and

(i)       a one-time payment of [**] dollars ($[**]) when total Net Sales of Product or Process in any calendar year reach [**] dollars ($[**]).

No payment will be due on a replacement Product or Process for a previously achieved milestone set forth above in this Section 4.4.  Except as expressly set forth above, each milestone is payable only once.

For purposes of the milestones set forth above in this Section 4.4, the term [**]” shall exclude any [**].

Any of the foregoing milestones is only payable if the applicable Product and/or Process is covered by a Claim at the time of the achievement of such milestone.

4.5       Royalties.

(a)       Beginning with the First Commercial Sale in any country in the License Territory, Company shall pay Hospital royalties on Net Sales of Products and Processes on a Product/Process-by-Product/Process and country-by-country basis as follows:

(i)a royalty of [**] percent ([**]%) of the Net Sales by Company, a Company Affiliate, or a Company Sublicensee of any Product and/or Process for the prevention and treatment of human disease that is covered by a Claim;

(ii)If [**] such Product and/or Process, a royalty of [**] percent ([**]%) of the Net Sales by Company, a Company Affiliate, or a Company Sublicensee of such Product and/or Process [**];

(iii)a royalty of [**] percent ([**]%) of the Net Sales by Company, a Company Affiliate, or a Company Sublicensee of any Product and/or Process [**]; and

(iv)If [**] covering such Product and/or Process, a royalty of [**] percent ([**]%) of the Net Sales by Company, a Company Affiliate, or a Company Sublicensee of such Product and/or Process [**].

(b)       In the event that a Product and/or Process is (i) covered by a “Claim” or employs “Tangible Materials” or “Technological Information” (each as defined under the 2014 Agreement) and (ii) covered by a Claim under this Agreement, Company may deduct up to [**] percent ([**]%) of royalties Company, Company Affiliate, or Company Sublicensee pays to third parties for Product and/or Process covered under Sections 4.5(a)(i)-(iv) of this Agreement from the respective royalty due to Hospital under Sections 4.5(a)(i)-(iv) of this Agreement, but the total reduction of each royalty under Sections 4.5(a)(i)-(iv) of this Agreement will not exceed [**] percent ([**]%).  Provided, however, in the event that a Product and/or Process is (i) not covered by “Claim” or employing “Tangible Materials” or “Technological Information” (each as defined under the 2014 Agreement) and (ii) is covered by a Claim under this Agreement, Company may not deduct any royalties Company,

Company Affiliate or Company Sublicensee pays to a third party from the respective royalty due to Hospital under this Agreement.

(c)       Only one royalty under this Agreement shall be due on any Sale of a Product or Process no matter how many Claims cover such Product or Process and no matter how many provisions of Section 4.5(a) apply to such Product or Process.  In the event more than one provision of Section 4.5(a) would apply to any Product or Process, only the highest applicable royalty shall be payable on any Sale of such Product or Process.

(d)       Royalties shall be due on a country-by-country and Product/Process-by-Product/Process basis ending on the later of the following:

(i)the expiration of the last Claim within Patent Rights covering the applicable Product and/or Process; and

(ii)the tenth anniversary of the date of First Commercial Sale of the applicable Product and/or Process.

(e)       Upon expiration of the obligation to pay royalties on a Product/Process in a country in accordance with Section 4.5(d), the licenses granted hereunder with respect to such Product/Process in such country shall become perpetual, irrevocable, fully paid up, sublicensable licenses.

(f)       All payments due to Hospital under this Section 4.5 shall be due and payable by Company within [**] days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Sections 5.3 and 5.4.

4.6       Success Payments.

(a)       Notice.  Company shall notify Hospital within [**] days after any Trigger Date.  Such notice shall include the date of such Trigger Date and a determination of the Average Market Capitalization as of such Trigger Date.

(b)       Achievement of Average Market Capitalization.  If on a Trigger Date during the Success Payment Period, the Average Market Capitalization as of such Trigger Date is for the first time as of any Trigger Date equal to or in excess of an amount shown in the column below labeled “Value Trigger” (each such amount, a “Value Trigger”), Company shall pay to Hospital such payment indicated opposite such Value Trigger in the column labeled “Success Payment” (each such payment, a “Success Payment”):

Value Trigger	Success Payment
$[**]	$[**]
$[**]	$[**]
$[**]	$[**]
$[**]	$[**]

The $[**] and $[**] Success Payments apply if on a Trigger Date a Product covered by a Claim (i) is the subject of a Phase I clinical study of which the Company or its Affiliate or Sublicensee is  the sponsor, (ii) in the case of a Product that has completed a Phase I clinical study, the Company is conducting, or has determined to conduct, a subsequent clinical study with respect to such Product,  or (iii) has been approved by the relevant regulatory authority for sale in either the United States or the European Union. If either Value Trigger is achieved and (i), (ii), or (iii) is met after such Value Trigger and Market Capitalization is still at or above such Value Trigger, the applicable Success Payment shall apply upon fulfillment of (i), (ii), or (iii).

For the avoidance of doubt, each Success Payment shall become due and payable under Agreement, if at all, a maximum of one (1) time.  For the further avoidance of doubt, more than one Success Payment may become due and payable based on the Average Market Capitalization determined on any single Trigger Date.  By way of example under the immediately preceding sentence, if the Average Market Capitalization on the first Trigger Date that is more than [**] days after the Effective Date is $[**], then Company shall pay to Hospital aggregate Success Payments equal to $[**] if no Success Payments have been paid previously by Company.

(c)       Company Sale Success Payment. Notwithstanding anything to the contrary herein, if a Trigger Date during the Success Payment Period is a Company Sale Date, the Company shall pay to Hospital the amount equal to the sum of all Success Payments that (i) correspond to the Value Triggers that are lower than or equal the total consideration paid (regardless of whether such consideration is paid in cash, stock, by assumption of debt or otherwise) by the acquirer (or its successors or assigns, as applicable) by the Company Sale Date, inclusive of all applicable Deductions, but exclusive of the consideration paid by the acquirer (or its successors or assigns, as applicable) after the Company Sale Date (including without limitation contingent payments, royalties, earn-outs or milestone payments)  and (ii) are unpaid as of the day immediately prior to the Company Sale Date.

(d)       Manner and Timing of Payment.  Any Success Payment provided herein that is payable with respect to a Trigger Date that is not a Company Sale Date, will be paid by Company in cash or in shares of Common Stock (any such shares, “Subsequent Shares”), and the form of such payment, cash or Subsequent Shares, shall be determined solely by Company.  Company shall notify Hospital of its election with regard to the form of payment of a Success Payment within [**] days after the applicable Trigger Date (the “Election Date”).  Any Success Payment provided herein that is payable with respect to a Trigger Date that is a Company Sale Date, will be paid by Company solely in cash.  Success Payments shall be made no later than [**] days after the applicable Trigger Date (the “Payment Date”); provided, however, that if Company is a Public Company and elects to pay a Success Payment in shares of Common Stock, then the following shall apply:

[**].

(e)       Calculation of Number of Subsequent Shares.  If Company elects to pay a Success Payment in shares of Common Stock as provided in Section 4.6(d), the number of such Subsequent Shares shall equal the applicable Success Payment divided by [**].

(f)       Restrictions on Sales.  Notwithstanding anything to the contrary in Agreement, Hospital agrees with respect to Subsequent Shares received by Hospital that prior to the date that is [**] days after the date of receipt of such Subsequent Shares, Hospital will not offer, sell or otherwise dispose of more than [**]  ([**]%) of such Subsequent Shares during each of the following periods:  [**] day thereafter.  The restrictions on sale provided in immediately preceding sentence shall not be applicable to an offer, sale or other disposition in connection with and as part of a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction will hold less than [**] percent ([**]%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof.

4.7       Form of Payment.  Except as set forth in Section 4.6, all payments due under Agreement shall be drawn on a United States bank and shall be payable in United States dollars.  Each payment shall reference Agreement and its Agreement Number and identify the obligation under Agreement that the payment satisfies.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States, as reported in The Wall Street Journal, or, solely with respect to Sublicensees, at another commercially reasonable, publicly available, applicable conversion rate as may be provided in a sublicense, on the last working day of the applicable Reporting Period.  Such payments shall be without deduction of exchange, collection or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes imposed on Company, except as permitted in the definition of Net Sales.

Checks for all payments due to Hospital under Agreement shall be made payable to Hospital and addressed as set forth below:

Massachusetts General Hospital

BOA-Lockbox Services

PCSR Lockbox #415007

MA5-527-02-07

2 Morrissey Blvd

Dorchester, MA  02125

Reference Agreement #:  A224596

Payments via wire transfer should be made as follows:

ACH Credit:  [**]

Federal Reserve Wire:  [**]

SWIFT Code:  [**]

Account #[**]

Massachusetts General Hospital

[**]

Reference Agreement #:  A224596

4.8       Overdue Payments.  The payments due under Agreement shall, if overdue, bear interest beginning on the first day following the Reporting Period to which such payment was incurred and until payment thereof at a per annum rate equal to [**] percent ([**]%) above the prime rate in effect on the due date as reported by The Wall Street Journal, such interest rate being compounded on the last day of each Reporting Period, not to exceed the maximum permitted by law.  Any such overdue payments when made shall be accompanied by all interest so accrued.  Said interest and the payment and acceptance thereof shall not preclude Hospital from exercising any other rights it may have as a consequence of the lateness of any payment.

ARTICLE 5.  REPORTS AND RECORDS

5.1       Diligence Reports.  Within [**] days after the end of each [**], Company shall report in writing to Hospital on progress made toward the objectives set forth in Section 3.1 during such preceding [**] month period, including, without limitation, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing and the number of sublicenses entered into and marketing.

5.2       Milestone Achievement Notification.  Company shall report to Hospital the dates on which it achieves the milestones set forth in Section 4.4 within [**] days of each such occurrence.

5.3       Sales Reports.  Company shall report to Hospital the date of the First Commercial Sale in each country of the License Territory within [**] days of each such occurrence.  Following the First Commercial Sale, Company shall deliver to Hospital, within [**] days after the end of each Reporting Period, a report under this Section 5.3 substantially in the format outlined in Appendix C, which report shall be certified as correct by an officer of Company and shall contain at least the following information as may be pertinent to a royalty accounting hereunder for the immediately preceding Reporting Period:

(a)       the number of Products and Processes Sold by Company, its Affiliates and Sublicensees in each country;

(b)       the amounts billed or invoiced, or if no bill or invoice, received, by Company, its Affiliates and Sublicensees for each category or class of Product and Process, in each country, and total billings or payments due or made for all Products and Processes;

(c)       calculation of Net Sales for the applicable Reporting Period in each country, including an itemized listing of permitted offsets and deductions (provided that in the case of sublicenses, this obligation shall apply only to the extent such itemized listing of permitted offsets and deductions is available from a Sublicensee under the terms of the relevant sublicense);

(d)       total royalties payable on Net Sales in U.S. dollars, together with the exchange rates used for conversion; and

(e)       any other payments due to Hospital under Agreement.

If no amounts are due to Hospital for any Reporting Period, the report shall so state.

5.4       Audit Rights.

(a)       During the Record Retention Period, Company shall maintain, and shall cause each of its Affiliates and Sublicensees to maintain, complete and accurate records relating to the rights and obligations under Agreement and any amounts payable to Hospital in relation to Agreement, which records shall contain sufficient information to permit Hospital and its representatives to confirm the accuracy of any payments and reports delivered to Hospital and compliance in all other respects with Agreement.  Company shall retain and make available, and shall cause each of its Affiliates and Sublicensees to retain and make available, such records during the Record Retention Period, to an independent, certified public accountant chosen by Hospital and reasonably acceptable to Company upon at least [**] days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made and/or compliance in other respects under Agreement.  Such accountant shall not disclose to Hospital any information other than information relating to the accuracy of reports and payments delivered under Agreement.  Notwithstanding the foregoing to the contrary, Hospital may not cause an audit of any Sublicensee unless Company has not conducted previously an audit of the relevant Reporting Period and fails or refuses to conduct such audit upon the reasonable written request of Hospital.  If Company has conducted previously an audit of the relevant Reporting Period, Company shall make the results of such audit available to the independent, certified public accountant chosen by Hospital and reasonably acceptable to Company.  If any audit conducted pursuant to the provisions of this Section 5.4(a) shows an underreporting or underpayment of [**] percent ([**]%) or more in any payment due to Hospital hereunder, Company shall bear the full cost of such audit and shall remit any amounts due to Hospital (including interest due in accordance with Section 4.8) within [**] days of receiving notice thereof from Hospital.  Hospital may exercise its rights under this Section 5.4(a) only [**] and only [**].

(b)       During the Record Retention Period, Hospital shall cause each of its patent counsel to maintain complete and accurate records relating to the Patent Costs, which records shall contain sufficient information to permit Company and its representatives to confirm the accuracy of any requests for reimbursement or direct payment by Company of the Patent Costs.  Hospital shall cause each of its patent counsel to retain and make available, and shall cause each of its patent counsels to retain and make available, such records during the Record Retention Period, to an independent, certified public accountant chosen by Company and reasonably acceptable to Hospital upon at least [**] days’ advance written notice, for inspection during normal business hours, to verify any reports and payments made.  Such accountant shall not disclose to Company any information other than information relating to the accuracy of the Patent Costs and related invoices and requests for payment.  If any audit conducted pursuant to the provisions of this Section 5.4(b) shows an overpayment of Patent Costs by Company, Hospital shall credit Company, or in the case of direct payment by Company to Hospital’s patent counsel have Hospital’s patent counsel credit Company, for all such overpayment of Patent Costs in the next payment of Patent Costs due hereunder and any subsequent payment of Patent Costs due hereunder until said credit is fully applied.  Company may exercise its rights under this Section 5.4(b) only [**] and only [**].

ARTICLE 6.  PATENT PROSECUTION AND MAINTENANCE

6.1       Prosecution.  Hospital shall be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in Patent Rights.  Company will have sufficient rights to influence the prosecution of Patent Rights within the scope of Field.  With respect to national stage entry of a patent application, Company shall provide Hospital with a list of countries in which Company would like Hospital to file patent applications.  Hospital shall file, prosecute and maintain such patent applications and resulting patents in all jurisdictions requested by Company.  If with respect to any patent application, Hospital wishes to file patent applications in additional countries not requested by Company, Hospital shall notify Company, and Company and Hospital shall discuss the commercial value of filing such patent applications in such additional countries.  If Company does not agree in writing to the filing of such patent applications in such additional countries within [**] days from said notification, (i) all costs incurred by Hospital in connection with the preparation, filing, prosecution and maintenance of such patent applications in such additional countries shall be excluded from Patent Costs for which Company shall pay or reimburse hereunder, (ii) Hospital may file such patent applications in such additional countries at its own expense, and (iii) such patent applications filed by Hospital in such countries shall not be considered in Patent Rights.  Company shall reimburse Hospital for Patent Costs incurred by Hospital relating thereto in accordance with Section 4.2.

6.2       Copies of Documents.  With respect to any Patent Right licensed hereunder, Hospital shall instruct the patent counsel prosecuting such Patent Right to (i) copy Company on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) if requested by Company, provide Company with copies of draft applications and other submissions to any patent office prior to filing; and (iii) give due consideration to the comments and requests of Company or its patent counsel, which Hospital and its patent counsel will not unreasonably refuse to incorporate or address.

6.3       Company’s Election Not to Proceed.  Company may elect to surrender any patent or patent application in Patent Rights in any country upon [**] days advance written notice to Hospital.  Such notice shall relieve Company from the obligation to pay for future Patent Costs but shall not relieve Company from responsibility to pay Patent Costs incurred prior to the expiration of the [**] day notice period.  Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Company shall have no further rights therein and Hospital shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

6.4       Patent Term Extensions.  Company shall have the exclusive right to seek patent term extensions or supplemental patent protection, including supplementary protection certificates, in any country in the License Territory in relation to Products and Processes in the Field at Company’s expense.  Hospital shall cooperate with Company in connection with all such activities.  Hospital will promptly provide any instruments, agreements or other documents reasonably requested by Company in connection with any patent term extension or supplemental patent protection sought by Company that relates to a Patent Right.

6.5       Confidentiality of Prosecution and Maintenance Information.  Company agrees to treat all information related to prosecution and maintenance of Patent Rights as Confidential Information (as defined in Appendix D) in accordance with the provisions of Appendix D.  In addition, Company and Hospital acknowledge and agree that, with regard to filing, prosecution and maintenance of Patent Rights, the interests of the Parties as licensor and licensee are aligned and are legal in nature.  The Parties agree and acknowledge that they have not waived, and nothing in Agreement constitutes a waiver of, any legal privilege concerning Patent Rights or a Party’s Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

ARTICLE 7.  THIRD PARTY INFRINGEMENT AND LEGAL ACTIONS

7.1       Hospital Right to Prosecute.  Hospital will protect its Patent Rights from infringement and prosecute accused infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified, except Company will have the sole right to enforce Patent Rights against accused infringers within the scope of Field.

7.2       Company Right to Prosecute.  In accord with Section 7.1, Company may, upon notice to Hospital, initiate legal proceedings against an accused infringer at Company’s expense with respect to a claim of a Patent Right in the License Territory.  Before commencing such action, Company and, as applicable, any Affiliate, shall consult with Hospital, concerning, among other things, Company’s standing to bring suit, the advisability of bringing suit, the selection of counsel and the jurisdiction for such action (provided Company must have Hospital’s prior written consent with respect to selection of jurisdiction for any action in which Hospital may be joined as a party-plaintiff) and shall use reasonable efforts to accommodate the views of Hospital regarding the proposed action, including without limitation with respect to potential effects on the public interest.  Company shall be responsible for all costs, expenses and liabilities in connection with any such action and shall indemnify and hold Hospital harmless therefrom, regardless of whether Hospital is a party-plaintiff, except for the expense of any independent counsel retained by Hospital in accordance with Section 7.5 below.

7.3       Hospital Joined as Party-Plaintiff.  If Company elects to commence an action as described in Section 7.2 above, Hospital shall have, in its sole discretion, the option to join such action as a party-plaintiff.  If Hospital is required by law to join such action as a party-plaintiff, Hospital may either, in its sole discretion, permit itself to be joined as a party-plaintiff at the sole expense of Company, or assign to Company all of Hospital’s right, title and interest in and to the Patent Right which is the subject of such action (subject to all of Hospital’s obligations to the government under law and any other rights that others may have in such Patent Right).  If Hospital makes such an assignment, such action by Company shall thereafter be brought or continued without Hospital as a party (unless Hospital remains a necessary party as found by the relevant court or tribunal); provided,  however, that Hospital and Company shall enter into a separate agreement providing Hospital with continuing rights of prosecution and maintenance of and requiring Company to continue to meet all of its obligations with respect to prosecution and maintenance of Patent Rights as if the assigned Patent Right were still licensed to Company hereunder.

7.4       Notice of Actions; Settlement.  Company shall promptly inform Hospital of any action or suit relating to Patent Rights and shall not enter into any settlement, consent judgment or other voluntary final disposition of any action relating to Patent Rights, including but not limited to appeals, that admits liability, wrongdoing or fault by Hospital without the prior written consent of Hospital, which consent shall not be unreasonably withheld, conditioned or delayed.

7.5       Cooperation.  Each Party agrees to cooperate reasonably in any action under Section 7 which is controlled by the other Party, provided that the controlling party reimburses the cooperating party for any reasonable costs and expenses incurred by the cooperating party in connection with providing such assistance, except for the expense of any independent counsel retained by the cooperating party in accordance with this Section 7.5.  Such controlling party shall keep the cooperating party informed of the progress of such proceedings and shall make its counsel available to the cooperating party.  The cooperating party shall also be entitled to independent counsel in such proceedings but at its own expense, said expense to be offset against any damages received by the Party bringing suit in accordance with Section 7.6 only if representation of the cooperating Party by counsel to the Party bringing suit would be inappropriate because of conflict of interests.

7.6       Recovery.  Any award paid by third parties as the result of such proceedings  (whether by way of settlement or otherwise) shall first be applied to reimbursement of any legal fees and expenses incurred by the Party bringing such proceeding and by the other Party if representation of such other Party by counsel to the Party bringing such proceeding would be inappropriate because of  conflict of interests and then the remainder shall be divided between the Parties for any proceedings related to the Field as follows:

(a)       Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; and

(b)       Hospital shall receive an amount equal to the royalties and other amounts that Company would have paid to Hospital if Company had Sold the infringing Products and Services rather than the infringer, provided that the amounts payable under this clause (ii) shall in no event exceed the amounts payable under clause (i) above; and

(c)       the balance, if any, remaining after Company and Hospital have been compensated under Section 7.6(a) and (b) that is attributable to the infringement of Patent Rights shall be shared by the Parties as follows:  [**] percent ([**]%) to Company and [**] percent ([**]%) to Hospital if Company brought and prosecuted such proceedings and [**] percent ([**]%) to Company and [**] percent ([**]%) to Hospital if Hospital brought and prosecuted such proceedings.

7.7       Patent Validity Challenge by a Third Party.  Each Party shall promptly notify the other in the event it receives notice of any legal or administrative action by any third party against a Patent Right, including any oppositions, interference, derivation, revocation, reexamination, inter partes review, post-grant review, nullity action, compulsory license proceeding, or declaratory judgment action.  Except as provided in the following sentence, opposition, interference and derivation proceedings shall be addressed as provided in Section 7.1.  Company shall have the first right to defend in all revocation, reexamination, inter partes review, post-grant review, nullity action, compulsory licensing proceeding, or declaratory judgment actions as provided in Section 7.2.  If Company elects not to participate in such action, it shall promptly notify Hospital in writing of its decision not to proceed and Hospital may elect to take over the defense at its own expense.  Hospital shall give due consideration to Company’s reasons for not participating or initiating in such action, which reasons will not be unreasonably disregarded, prior to initiating the defense of such action.

7.8       Third Party Patent Oppositions and Other Proceedings.   If Hospital desires to bring an opposition, action for declaratory judgment, nullity action, interference, inter partes review, post-grant review or other action to challenge the validity, title, enforceability of a patent owned or controlled by a third party that covers or may cover the composition, manufacture, use or commercial sale of any Product or Process in the Field, Hospital shall first consult with Company prior to initiating such action.  The Parties shall discuss in good faith the rationale for, and the proposed actions to be taken, with respect to such opposition or other action.  Company shall have the first right, but not the obligation to take action.  Hospital shall give due consideration to Company’s reasons for not initiating such action, which will not be unreasonably disregarded, prior to initiating such action.

ARTICLE 8.  INDEMNIFICATION AND INSURANCE

8.1       Indemnification.

(a)       Company shall indemnify, defend and hold harmless Hospital and its Affiliates and their respective trustees, directors, officers, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorney’s fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (each an “Action”) arising out of (i) any theory of product liability (including, but not limited to, actions in the form of contract, tort, warranty, or strict liability) concerning any product, process or service made, used, or sold or performed pursuant to any right or license granted under Agreement (ii) the practice of Company, its Affiliates or Sublicensees of any Patent Rights and/or rights granted in this Agreement or (iii) Company’s breach of this Agreement, except to the extent any such Action results directly from the gross negligence or willful misconduct of an Indemnitee.

(b)       Hospital agrees to provide Company with prompt written notice of any claim for which indemnification is sought under Agreement.  Company agrees, at its own expense, to provide attorneys reasonably acceptable to Hospital to defend against any Action brought, filed against, or served upon any Indemnitee with respect to the subject of indemnity contained herein, whether or not such Action is rightfully brought; provided,  however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by counsel retained by Company would be inappropriate because of conflict of interests of such Indemnitee and any other party represented by such counsel.  If applicable, Company agrees to keep Hospital informed of the progress in the defense and disposition of any Action and to consult with Hospital prior to any proposed settlement.  If applicable, Hospital may not settle any Action for which it is claiming, or may in the future may make a claim for indemnification, hereunder without the prior written consent of Company.

(c)       This Section 8.1 shall survive expiration or termination of Agreement.

8.2       Insurance.

(a)       Beginning at such time as any such product, process or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used (other than for the purpose of obtaining regulatory approvals), by Company, an Affiliate or Sublicensee, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds.  Such commercial general liability insurance shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for

Company’s indemnification under Section 8.1 of Agreement.  If Company elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Hospital and the Risk Management Foundation.   The minimum amounts of insurance coverage required under this Section 8.2 shall not be construed to create a limit of Company’s liability with respect to its indemnification under Section 8.1 of Agreement.

(b)       Company shall provide Hospital with written evidence of such insurance upon request of Hospital.  Company shall provide Hospital with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Company does not obtain replacement insurance providing comparable coverage prior to the expiration of such [**] day period, Hospital shall have the right to terminate Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

(c)       Company shall maintain such commercial general liability insurance beyond the expiration or termination of Agreement during (i) the period that any such product, process, or service is being commercially distributed, sold, leased or otherwise transferred, or performed or used  (other than for the purpose of obtaining regulatory approvals), by Company or by a licensee, affiliate or agent of Company and (ii) a reasonable period after the period referred to in clause (i) above which in no event shall be less than [**] years.

(d)       This Section 8.2 shall survive expiration or termination of Agreement.

ARTICLE 9.  DISCLAIMER OF WARRANTIES; LIMITATION OF LIABILITY

9.1       Title to Patent Rights.  To the best knowledge of Partners Healthcare Innovation, Hospital is the owner by assignment from [**] of Patent Rights and has the authority to enter into Agreement and license Patent Rights to Company hereunder.

9.2       No Warranties.  HOSPITAL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, CONCERNING PATENT RIGHTS AND THE RIGHTS GRANTED HEREUNDER, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE, AND HEREBY DISCLAIMS THE SAME.  SPECIFICALLY, AND NOT TO LIMIT THE FOREGOING, HOSPITAL MAKES NO WARRANTY OR REPRESENTATION (i) REGARDING THE VALIDITY OR SCOPE OF ANY OF THE CLAIM(S), WHETHER ISSUED OR PENDING, OF ANY OF PATENT RIGHTS, AND (ii) THAT THE EXPLOITATION OF PATENT RIGHTS OR ANY PRODUCT WILL NOT INFRINGE ANY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF HOSPITAL OR OF ANY THIRD PARTY.

9.3       Limitation of Liability.  IN NO EVENT SHALL HOSPITAL OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, MEDICAL OR PROFESSIONAL STAFF, EMPLOYEES AND AGENTS BE LIABLE TO LICENSEE OR ANY OF ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTORS FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER HOSPITAL SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 10.  TERM AND TERMINATION

10.1     Term.  The term of Agreement shall commence on the Effective Date and shall remain in effect until the date on which there are no more pending or issued and unexpired Claims within Patent Rights (“Expiration Date”), unless Agreement is terminated earlier in accordance with any of the other provisions of this Article 10.  Only upon Expiration Date and all payments from Company to Hospital have been made as required by Agreement, Company shall have a worldwide, perpetual, irrevocable, fully paid up, freely sublicensable license under the rights and licenses granted to Company under Section 2.1; provided,  however, that the obligation of Company to pay royalties on Net Sales of Products and Processes for which the royalty term has not expired in accordance with Section 4.5(e) at Expiration Date shall continue uninterrupted until such expiration of Agreement in accordance with Section 4.5(e).

10.2     Termination for Failure to Pay.  If Company fails to make any payment due hereunder, Hospital shall have the right to terminate Agreement upon [**] business days written notice, unless Company makes such payments within said [**] day notice period.  If payments are not made, Hospital may immediately terminate Agreement at the end of said [**] day period.

10.3     Termination for Insurance and Insolvency.

(a)       Insurance.  Hospital shall have the right to terminate Agreement in accordance with Section 8.2(b) if Company fails to maintain the insurance required by Section 8.2.

(b)       Insolvency and other Bankruptcy Related Events.   Hospital shall have the right to terminate Agreement immediately upon written notice to Company with no further notice obligation or opportunity to cure if Company: (i) shall become insolvent; (ii) shall make an assignment for the benefit of creditors; (iii) shall file a petition in bankruptcy; or (iv) or shall have a petition in bankruptcy filed against it which shall remain undismissed and unstayed for a period of [**] days.

10.4     Termination for Non-Financial Default.  If Company, any of its Affiliates or any Sublicensee shall default in the performance of any of its other material obligations under Agreement not otherwise covered by the provisions of Section 10.2 and 10.3, and if such default has not been cured within [**] days after notice by Hospital in writing of such default, Hospital may immediately terminate Agreement, and/or any license granted hereunder with respect to the country or countries in which such default has occurred, at the end of said [**] day cure period.

10.5     Challenging Validity.  During the term of Agreement, Company shall not challenge, and shall restrict Company Affiliates and Sublicensees from challenging, the validity of Patent Rights and in the event of any breach of this provision Hospital shall have the right to terminate Agreement and any license granted hereunder immediately.  In addition, if Patent Rights are upheld Company shall reimburse Hospital for its legal costs and expenses incurred in defending any such challenge.  Notwithstanding the foregoing to the contrary, if a Sublicensee is the party so challenging the validity of Patent Rights, Hospital may immediately terminate the rights hereunder only as and to the extent sublicensed to such Sublicensee. For clarity, in the case of any such termination of rights hereunder as and to the extent sublicensed to a Sublicensee, such termination shall not affect the rights hereunder held by Company or any other sublicense, and Agreement and such other sublicenses shall remain in full force and effect.

10.6     Termination by Company.  Company shall have the right to terminate Agreement by giving ninety (90) days advance written notice to Hospital and upon such termination shall immediately cease all use and Sales of Products and Processes, subject to Section 10.10.

10.7     Special Provisions Regarding Breaches by Sublicensees.  Notwithstanding anything in this Article 10 to the contrary, if a breach by Company under Section 10.2, 10.3 or 10.4 arises as a result of a breach by a Sublicensee of the terms of a sublicense and Company is using commercially reasonable efforts to cure such breach or terminate such sublicense, Hospital may not terminate Agreement during the pendency of such efforts or thereafter if such breach by such Sublicensee is cured or the relevant sublicense is terminated.  If Company has used commercially reasonable efforts to cure such breach or terminate such sublicense but has not been able to cure such breach or terminate such sublicense within [**] days after receiving the first written notice of termination from Hospital relating to such breach hereunder, Hospital may not terminate Agreement but may terminate the rights hereunder as and to the extent sublicensed to such Sublicensee. For clarity, any such termination shall not affect the rights hereunder held by Company or any other Sublicense, and Agreement and such other sublicenses shall remain in full force and effect.

10.8     Effect of Termination on Sublicenses.  In the event of termination of Agreement, any sublicense granted by Company under Agreement shall remain in effect and is hereby assigned to Hospital, provided that (i) Company or the Sublicensee provides Hospital with an unredacted copy of such agreement within [**] days after termination of Agreement, unless an unredacted copy previously has been provided to Hospital; (ii) the Sublicensee agrees in writing to an assignment of such sublicense to Hospital and to the payment of all consideration to Hospital that otherwise would have been payable in connection with such sublicense to Hospital by Company under Agreement; (iii) any obligations in such sublicense that are greater than or inconsistent with the obligations of Hospital under Agreement or the nature of Hospital as an academic and non-profit entity shall be reduced in scope to match those in Agreement, if practicable, or terminated if such reduction in scope is not practicable; and (iv) the Sublicensee agrees in writing that all obligations arising prior to such assignment remain the responsibility of

Company and that Hospital is released from any and all liability relating to such obligations; otherwise said sublicense will be terminated.

10.9     Effects of Termination of Agreement.  Upon termination of Agreement or any of the licenses hereunder for any reason, final reports in accordance with Section 5 shall be submitted to Hospital and all royalties and other payments, including without limitation any unreimbursed Patent Costs, accrued or due to Hospital as of the termination date shall become immediately payable.  Company shall cease, and shall cause its Affiliates and Sublicensees to cease under any sublicense granted by Company, all Sales and uses of Products and Processes upon such termination, subject to Sections 10.8 and 10.10.  The termination or expiration of Agreement or any license granted hereunder shall not relieve Company, its Affiliates or its Sublicensees of obligations arising before such termination or expiration.

10.10   Inventory.  Upon early termination of Agreement other than for Company default under Section 10.2 or 10.3, Company, Company Affiliates and Company Sublicensees may complete and sell any work-in-progress and inventory of Products that exist as of the effective date of  termination provided that (i) Company pays Hospital the applicable running royalty or other amounts due on such Net Sales in accordance with the terms and conditions of Agreement, and (ii) Company, Company Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Products within [**] months after the effective date of termination.  Upon expiration of Agreement, Company shall pay to Hospital the royalties set forth in Section 4.5(a) on Net Sales of any Product that was in inventory or was a work-in-progress on the date of expiration of the Agreement.

ARTICLE 11.  COMPLIANCE WITH LAW

11.1     Compliance.  Company shall have the sole obligation for compliance with, and shall ensure that any Affiliates and Sublicensees comply with, all government statutes and regulations that relate to Products and Processes, including, but not limited to, those of the Food and Drug Administration and the Export Administration, as amended, and any applicable laws and regulations of any other country in the License Territory.  Company agrees that it shall be solely responsible for obtaining any necessary licenses to export, re-export or import Products or Processes covered by Patent Rights and/or Confidential Information.  Company shall indemnify and hold harmless Hospital for any breach of Company’s obligations under this Section 11.1.

11.2     Patent Numbers.  Company shall cause all Products sold in the United States to be marked with all applicable U.S. Patent Numbers, to the full extent required by United States law.  Company shall similarly cause all Products shipped to or sold in any other country to be marked in such a manner as to conform with the patent laws and practices of such country.

ARTICLE 12.  MISCELLANEOUS

12.1     Entire Agreement. Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes any prior understandings, whether written, oral or otherwise.  Appendices A, B, C, and D are hereby incorporated into Agreement.

12.2     Notices.  Any notices, reports, waivers, correspondences or other communications required under or pertaining to Agreement shall be in writing and shall be delivered by hand, or sent by a reputable overnight mail service (e.g., Federal Express), or by first class mail (certified or registered), or by facsimile confirmed by one of the foregoing methods, to the other party.  Notices will be deemed effective (a) three (3) working days after deposit, postage prepaid, if mailed, (b) the next day if sent by overnight mail, or (c) the same day if sent by facsimile and confirmed as set forth above or delivered by hand.  Unless changed in writing in accordance with this Section, the notice address for each Party shall be as follows:

If to Hospital:	Executive Director, Innovation Massachusetts General Hospital 215 First Street Cambridge, MA 02142 Fax No. [**]
If to Company:	Editas Medicine, Inc. 300 Third Street Cambridge, MA 02142 Attn: CEO Copy to: Legal Affairs Fax No. [**]

12.3     Amendment; Waiver. Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by an authorized signatory of the Parties or, in the case of a waiver, by the Party waiving compliance.  The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.  No waiver by either Party of any condition or term shall be deemed as a further or continuing waiver of such condition or term or of any other condition or term.

12.4     Binding Effect. Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns.

12.5     Assignment.  Company may assign or transfer Agreement: (a) without the consent of Hospital, to an Affiliate of Company or in connection with the transfer or sale of all or substantially all of Company’s assets or business related to the Products, Processes and/or Agreement, whether by merger, consolidation, sale of assets, change in control or other transaction, provided that Company promptly shall provide Hospital with a written notice of such assignment including the identity of the assignee or transferee and such assignee or transferee agrees in writing to assume the obligations to Hospital that are being assigned or transferred; and (b) in any other circumstance, only with the prior written consent of Hospital, such consent not to be unreasonably withheld, conditioned or delayed.    Company shall notify Hospital in writing of any such assignment and provide a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Company’s compliance with this Section 12.5 within [**] days after such assignment.  Failure of an assignee to agree to be bound by the terms hereof or failure of Company to notify Hospital and provide copies of assignment documentation shall be grounds for termination of Agreement for default.

12.6     Force Majeure.  Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation fire, explosion, flood, war, sabotage, strike or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under Agreement with reasonable dispatch whenever such causes are removed.

12.7     Use of Name.  Neither Party shall use the name of the other Party or of any trustee, director, officer, staff member, employee, student or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used.  For Hospital, such approval shall be obtained from Hospital’s VP of Public Affairs.  This restriction on use of the name of Hospital and any trustee, director, officer, staff member, employee, student or agent of Hospital shall not apply to factual statements identifying Company as a licensee of technology, inventions or intellectual property rights of Hospital (including for this purpose, identifying the past or present affiliation of any consultant, advisor, employee or director of Company).

12.8     Press Release.  Notwithstanding the provisions of Section 12.7, after execution of Agreement, the Parties will use reasonable efforts in a timely manner to agree upon a public communications plan that will define the nature and scope of the information relating to Agreement and the relationship among the Parties that will be disclosed publicly and Company may issue a press release in such form as is consistent with such communications plan and mutually acceptable to the Parties.    Once such a public statement or public disclosure has been approved in accordance with Sections 12.7 and 12.8, then either Party may appropriately communicate information contained in such permitted statement or disclosure.

12.9     Governing Law. Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts, excluding with respect to conflict of laws, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  Each Party agrees to submit to the exclusive jurisdiction of the Superior Court for Suffolk County, Massachusetts, and the United States District Court for the District of Massachusetts with respect to any claim, suit or action in law or equity arising in any way out of Agreement or the subject matter hereof.

12.10   Hospital Policies.  Company acknowledges that Hospital’s employees and medical and professional staff members and the employees and staff members of Hospital’s Affiliates are subject to the applicable policies of Hospital and such Affiliates, including, without limitation, policies regarding conflicts of interest, intellectual property and other matters.

12.11   Severability.  If any provision(s) of Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction or are deemed unenforceable under then current applicable law from time to time in effect during the term hereof, it is the intention of the Parties that the remainder of Agreement shall not be effected thereby.  It is further the intention of the Parties that in lieu of each such provision which is invalid, illegal or unenforceable, there be substituted or added as part of Agreement a provision which shall be as similar as possible in economic and business objectives as intended by the Parties to such invalid, illegal or enforceable provision, but shall be valid, legal and enforceable.

12.12   Survival.  In addition to any specific survival references in Agreement, Articles 1, 11 and 12 and Sections 2.4, 2.5, 4.2, 4.7, 4.8, 5.3, 5.4, 6.4, 6.5, 7.6, 8.1, 8.2, 9.2, 9.3, 10.1 (in the case of expiration of Agreement in accordance with Section 10.1) 10.7, 10.8, 10.9 and 10.10 shall survive termination or expiration of Agreement.  Any other rights, responsibilities, obligations, covenants and warranties which by their nature should survive Agreement shall similarly survive and remain in effect.

12.13   Interpretation.  The parties hereto are sophisticated, have had the opportunity to consult legal counsel with respect to this transaction and hereby waive any presumptions of any statutory or common law rule relating to the interpretation of contracts against the drafter.

12.14   Headings.  All headings are for convenience only and shall not affect the meaning of any provision of Agreement.

12.15   Confidentiality.

(a)       Each party agrees to the terms of confidentiality and non-use set forth in Appendix D.

(b)       All reports and other information disclosed by Company to Hospital pursuant to Sections 2.3, 3, 4 and 5, and any information obtained by Hospital pursuant to any audit conducted under Section 5.4(a), shall be included in the “Confidential Information” (as such term is defined and used in Appendix D).

(c)       The terms and conditions of Agreement shall be the Confidential Information of each of Company and Hospital.

(d)       Notwithstanding anything in Appendix D to the contrary, Company may disclose any Confidential Information of Hospital (i) to actual and bona fide potential investors, lenders and acquirors/acquirees, merger partners, other financial or commercial partners to the extent necessary in connection with a proposed equity or debt financing of Company, or a proposed acquisition or business combination, or to actual and bona fide potential sublicensees, so long as such recipients are bound in writing or by professional obligations to maintain the confidentiality of such information by terms at least as stringent as the terms of Agreement and/or (ii) to the extent required under the rules or regulations of the U.S. Securities and Exchange Commission, or any similar regulatory agency in any country other than the United States, or of any stock exchange, including Nasdaq; provided that, to the extent practicable, Company promptly notifies Hospital prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Hospital’s efforts to contest or limit the scope of such disclosure.

IN WITNESS WHEREOF, the Parties have caused Agreement to be executed by their duly authorized representatives as of the Effective Date first written above.

EDITAS MEDICINE, INC.		GENERAL HOSPITAL CORPORATION

BY:	/s/ Katrine Bosley	BY:	/s/ Daniel Castro
Name: Katrine Bosley		Name: Daniel Castro

TITLE:	CEO	TITLE:	Director, Business Strategy and
Licensing, Innovation Partners Health Care

DATE:	8/2/16	DATE:	8/2/16

Signature Page to Exclusive Patent License Agreement

Appendix A

DESCRIPTION OF PATENT RIGHTS

MGH Case No.	Status	Filing Date	Application Serial No.
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Appendix A

Appendix B

DESCRIPTION OF TECHNOLOGICAL INFORMATION

[**]

Appendix B

Appendix C

SALES REPORTS

AGREEMENT INCOME REPORT			Royalty Income

[MGH][BWH] Agreement # -
Licensee -
Sub-Licensee -

Separate reports must be filed for:
1.	Each Product sold.
2.	Each country of sale, if different deductions or royalty rates apply.

Product Name:
Report Time Period:
	From	mm/dd/yyyy
	To	mm/dd/yyyy

Country of Sale

Quantity Sold

Gross Sales (USD)	$	$	$

Exchange Rate

Deductions (Itemize)

Please list each deduction separately. Use same definition as appears in Agreement and include the contract paragraph as a reference (Std Section 1.22(a)(ii) line item deductions listed below).

A1.
A2.
A3.
A4.
B.

Total Deductions	(		)	(		)	(		)

Net Sales

Royalty Percentage

Credits (itemize)	(		)	(		)	(		)

Royalties Due		$			$			$

PLEASE ATTACH DETAIL SALES REPORTS AS REQUIRED

Appendix C

Appendix D

CONFIDENTIALITY TERMS AND CONDITIONS

1.Definition of Confidential Information.  “Confidential Information” shall mean any information, including but not limited to data, techniques, protocols or results, or business, financial, commercial or technical information, disclosed by one Party (each, a “Discloser”) to the other Party (each, a “Recipient”) in connection with Agreement and identified as confidential at the time of disclosure.  Hospital’s Confidential Information shall also include all information disclosed by Hospital to Company in connection with Patent Rights.  Capitalized terms used in this Appendix D that are not otherwise defined herein have the meanings ascribed in Agreement to which this Appendix D is attached and made a part thereof.

2.Exclusions.  “Confidential Information” under Agreement shall not include any information that (i) is or becomes publicly available through no wrongful act of Recipient; (ii) was known by Recipient prior to disclosure by Discloser, as evidenced by tangible records; (iii) becomes known to Recipient after disclosure from a third party having an apparent bona fide right to disclose it; (iv) is independently developed or discovered by Recipient without use of Discloser’s Confidential Information, as evidenced by tangible records; or (v) is disclosed to another party by Discloser without restriction on further disclosure.  The obligations of confidentiality and non-use set forth in Agreement shall not apply with respect to any information that Recipient is required or advised by legal counsel or auditors to disclose or produce (including the filing of this Agreement with applicable authorities) pursuant to applicable law (including securities laws and regulations), court order or other valid legal process or in order to comply with the rules or regulations of any applicable Trading Market; provided that Recipient, if practicable, promptly notifies Discloser prior to such required disclosure, discloses such information only to the extent so required and cooperates reasonably with Discloser’s efforts to contest or limit the scope of such disclosure.

3.Permitted Purpose.  Recipient shall have the right to, and agrees that it will, use Discloser’s Confidential Information solely for the purposes described in Agreement (the “Purpose”), except as may be otherwise specified in a separate definitive written agreement negotiated and executed between the parties.

4.Restrictions.  For the term of Agreement and a period of [**] years thereafter (and indefinitely with respect to any individually identifiable health information disclosed by Hospital to Company, if any), each Recipient agrees that: (i) it will not use Confidential Information of the Disclosing Party for any purpose other than as specified herein, including without limitation for its own benefit or the benefit of any other person or entity; and (ii) it will use reasonable efforts (but no less than the efforts used to protect its own confidential and/or proprietary information of a similar nature) not to disclose such Confidential Information to any other person or entity except as expressly permitted hereunder.  Recipient may, however, disclose Discloser’s Confidential Information only on a need-to-know basis to its and its Affiliates employees, staff members and agents (“Receiving Individuals”) who are directly participating in the Purpose and who are informed of the confidential nature of such information, provided Recipient shall be

Appendix D-1

responsible for compliance by Receiving Individuals with the terms of Agreement and any breach thereof.  Each party further agrees not to use the name of the other party or any of its Affiliates or any of their respective trustees, directors, officers, staff members, employees, students or agents in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the party or individual whose name is to be used, in the case of Hospital such approval to be given by the Public Affairs Department.  This Section 4 shall survive termination or expiration of Agreement.

5.Right to Disclose.  Discloser represents to Recipient that to the best of its knowledge it has the right to disclose to Recipient all of Discloser’s Confidential Information that will be disclosed hereunder.

6.Ownership.  All Confidential Information disclosed pursuant to Agreement, including without limitation all written and tangible forms thereof, shall be and remain the property of the Discloser.  Upon termination of Agreement, if requested by Discloser, Recipient shall return or destroy at Discloser’s discretion all of Discloser’s Confidential Information, provided that Recipient shall be entitled to keep one copy of such Confidential Information in a secure location solely for the purpose of determining Recipient’s legal obligations hereunder.

7.No License.  Nothing in this Appendix D shall be construed as granting or conferring, expressly or impliedly, any rights by license or otherwise, under any patent, copyright, or other intellectual property rights owned or controlled by Discloser relating to Confidential Information, except as specifically set forth in Agreement.

8.Remedies.  Each party acknowledges that any breach of the terms of Section 12.15 of Agreement, including the terms of this Appendix D, by it may cause irreparable harm to the other party and that each party is entitled to seek injunctive relief and any other remedy available at law or in equity.

Appendix D-2

Appendix E

REPRESENTATIONS AND WARRANTIES; LEGEND

1.  Representations and Warranties.  The letter that Hospital will issue to Company under Section 4.6(d)(ii) in connection with the issuance of any Subsequent Shares [**], will certify as to the following:

Hospital is acquiring the Subsequent Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution of said Subsequent Shares;

Hospital acknowledges that the Subsequent Shares are not registered under the Securities Act, or any state securities laws, and that said Subsequent Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable; and

Hospital has had an opportunity to discuss Company’s business, management, financial affairs and the terms and conditions of the offering of the Subsequent Shares with Company’s management and have had an opportunity to review Company’s facilities.  Hospital has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.  Hospital acknowledges receipt of copies of Company’s filings pursuant to the Exchange Act.  Hospital represents that it is an accredited investor (as that term is defined in Rule 501 of Regulation D under the Securities Act).

2.  Legend.  A legend substantially in the following form will be placed on the certificate representing the Subsequent Shares:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required.”

Appendix E